Exhibit 10.11

DYNASTY FINANCIAL PARTNERS, INC.

2022 OMNIBUS INCENTIVE COMPENSATION PLAN

NONQUALIFIED STOCK OPTION AWARD AGREEMENT

This Nonqualified Stock Option Award Agreement (this “Award Agreement”) evidences an award of nonqualified stock options (“Options”) by Dynasty Financial Partners, Inc., a Delaware corporation (“Dynasty” and together with any Subsidiary, and any successor entity thereto, the “Company”) under the Dynasty Financial Partners, Inc. 2022 Omnibus Incentive Compensation Plan (the “Plan”). Capitalized terms not defined in this Award Agreement have the meanings given to them in the Plan.

Name of Grantee:	______________ (the “Grantee”).

Grant Date:	______________ (the “Grant Date”).

Number of Options:	______________.

Each Option represents the right to purchase one Share at the Exercise Price set forth below on the terms and conditions set forth herein.

Exercise Price:	The Exercise Price will be $[●] (the “Exercise Price”).

Vesting Dates:	A number of Options equal to [insert fraction] of the Options (rounded to the nearest whole number) shall vest on [ ] (each, a “Vesting Date”).

The Options will vest only if the Grantee is, and has been, continuously employed by the Company from the Grant Date through the applicable Vesting Date, and any unvested Options will be forfeited upon any termination of Employment for any reason, subject to the Board’s discretion.

Notwithstanding the foregoing, and any provision in the Plan:

A.	Upon a termination of Employment due to the Grantee’s death or Disability, unvested Options will immediately vest as of the date of such termination; and

B.	Upon a termination of the Grantee’s Employment by the Company without Cause or resignation by the Grantee for Good Reason on or within two years following a Change in Control, any outstanding, unvested Options will immediately vest as of the date of such termination (a “CIC Qualifying Termination”).

For purposes of this Award Agreement, if, as a result of the Grantee’s incapacity due to physical or mental illness, Grantee will have been substantially unable to perform his duties hereunder for a continuous period of 180 days, the Company may terminate Grantee’s employment hereunder for “Disability.”

Term:	The latest date the Option will expire is on the [ ] anniversary of the Grant Date (the “Expiration Date”). However, in the event the Grantee’s Employment terminates prior to the Expiration Date, vested Options shall remain exercisable for the period as set forth below, unless the Committee determines otherwise:

A.	Upon a termination of Employment for any reason other than for Cause, Disability or death, the Grantee may exercise the Options until the date that is 90 days following the later of the date of the termination of Employment or the date the Options vest in accordance with the terms of this Award Agreement, but in no event later than the Expiration Date.

B.	Upon a termination of Employment for Cause, the Options shall expire and immediately cease to be exercisable upon the date of the termination of Employment.

C.	Upon a termination of Employment due to death or Disability, the Options shall expire one year after the date of the termination of Employment, but in no event later than the Expiration Date.

Exercise of Option:	Each election to exercise the Option shall be made, in the manner prescribed by the Company, with the third party stock plan administrator appointed by the Company, by the Grantee or the Grantee’s executor, administrator, or legally appointed representative (in the event of the Grantee’s incapacity) or the person or persons to whom the Option is transferred by will or the applicable laws of descent and distribution (collectively, the “Option Holder”) and received and approved by the Company and third party stock plan administrator, accompanied by this Award Agreement and payment in full as provided in the Plan. The purchase price shall be paid to the third party stock plan administrator appointed by the Company by either (i) delivery of cash or check; (ii) wire transfer; or (iii) through a broker-assisted cashless exercise program implemented in connection with the Plan. In the event that the Option is exercised by an Option Holder other than the Grantee, the Company will be under no obligation to deliver Shares hereunder unless and until it is satisfied as to the authority of the Option Holder to exercise the Option.

As soon as reasonably practicable following the Company’s determination that the Option has been validly exercised, the Company will issue the relevant number of Shares to be allocated to the Grantee, subject to applicable tax withholding as provided in Section 4.2 of the Plan.

Tax Representations;

Withholding:	The Grantee is advised to review with his/her own tax advisors the federal, state and local tax consequences of receiving and exercising the Options. The Grantee hereby represents to the Company that he/she is relying solely on such advisors and not on any statements or representations of the Company, its affiliates or any of their respective agents. If, in connection with the exercise of the Options, the Company is required to withhold any amounts by reason of any federal, state or local tax, such withholding shall be effected in accordance with Section 4.2 of the Plan.

Transfer Restrictions:	The Grantee may not sell, exchange, transfer, assign, pledge, hypothecate or otherwise encumber the Options or the Grantee’s right under the Options to receive Shares, other than to the extent provided in Section 4.5 of the Plan.

Clawback:	Section 3.9 of the Plan is incorporated herein by reference and will apply to the Options granted pursuant to this Award Agreement.

Non-Competition:	During the Grantee’s Employment and for a period of 12 months following the termination of the Grantee’s Employment for any reason, the Grantee will not directly or indirectly (without the prior written consent of the Company):

(i)	hold a 5% or greater equity (including stock options whether or not exercisable), voting or profit participation interest in a Competitive Enterprise; or

(ii)	associate (including as a director, officer, employee, partner, consultant, agent or advisor) with a Competitive Enterprise and in connection with the Grantee’s association engage, or directly or indirectly manage or supervise personnel engaged, in any activity:

(A)	that is substantially related to any activity in which the Grantee was engaged with the Company during the 12 months prior to the termination of the Grantee’s Employment,

(B)	that is substantially related to any activity for which the Grantee had direct or indirect managerial or supervisory responsibility with the Company during the 12 months prior to the termination of the Grantee’s Employment, or

(C)	that calls for the application of specialized knowledge or skills substantially related to those used by the Grantee in his activities with the Company during the 12 months prior to the termination of the Grantee’s Employment.

For purposes of this Award Agreement, “Competitive Enterprise” means any business enterprise then engaged in providing financial services anywhere in the United States.

Non-Solicitation:	During the Grantee’s Employment and for a period of 12 months following the termination of the Grantee’s Employment for any reason, the Grantee will not, in any manner, directly or indirectly (without the prior written consent of the Company): (i) Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Company, (ii) transact business with any Client that would cause the Grantee to be a Competitive Enterprise, (iii) interfere with or damage any relationship between the Company and a Client or (iv) Solicit anyone who is then an employee of the Company (or who was an employee of the Company within the prior 12 months) to resign from the Company or to apply for or accept employment with any other business or enterprise. For purposes of this Award Agreement, a “Client” means any client or prospective client of the Company to whom the Grantee provided services, or for whom the Grantee transacted business, or whose identity became known to the Grantee in connection with his relationship with or employment by the Company, and “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

Confidentiality:	During the Grantee’s Employment and thereafter, the Grantee will hold in a fiduciary capacity for the benefit of the Company all trade secrets and confidential information, knowledge or data relating to the Company and its businesses and investments, which will have been obtained by the Grantee during the Grantee’s employment by the Company and which is not generally available public knowledge (other than by acts by the Grantee in violation of this Award Agreement). Except as may be required or appropriate in connection with his carrying out his duties to the Company, the Grantee will not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, any statutory obligation or order of any court or statutory tribunal of competent jurisdiction, or as is necessary in connection with any adversarial proceeding against the Company (in which case the Grantee will use his reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform duties hereunder. Notwithstanding anything to the contrary in this Award Agreement or otherwise, nothing shall limit the Grantee’s rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity. Notwithstanding the foregoing, the Grantee agrees to waive the Grantee’s right to recover monetary damages in connection with any charge, complaint or lawsuit filed by the Grantee or anyone else on the Grantee’s behalf (whether involving a governmental entity or not); provided that the Grantee is not agreeing to waive, and this Award Agreement shall not be read as requiring the Grantee to waive, any right the Grantee may have to receive an award for information provided to any governmental entity. The Grantee is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to the Grantee’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.

Inventions Assignment:	The Grantee will and hereby does assign to the Company all rights to trade secrets and other products relating to the Company’s business developed by the Grantee alone or in conjunction with others at any time while employed by the Company. In the event of any conflict between this provision and of any applicable employee manual or similar policy of the Company, this provision will govern.

Amendment:	The Company reserves the right at any time to amend the terms and conditions set forth in this Award Agreement, except that the Committee shall not make any amendment that materially adversely impairs the rights of the Grantee without the Grantee’s consent. Any amendment of this Award Agreement shall be in writing and signed by an authorized member of the Committee or a person or persons designated by the Committee.

Governing Law:	This Award Agreement shall be deemed to be made under, and in all respects be interpreted, construed and governed by and in accordance with, the laws of the State of Delaware without regard to conflict of law principles.

All Other Terms:	As set forth in the Plan.

The Plan is incorporated herein by reference. Except as otherwise set forth in this Award Agreement, this Award Agreement and the Plan constitute the entire agreement and understanding of the parties with respect to the Options. In the event that any provision of this Award Agreement is inconsistent with the Plan, the terms of this Award Agreement will control. Except as specifically provided herein, in the event that any provision of this Award Agreement is inconsistent with any employment agreement or similar agreement between the Grantee and the Company (“Employment Agreement”), the terms of the Employment Agreement will control. By accepting this Award Agreement, the Grantee agrees to be subject to the terms and conditions of the Plan.

This Award Agreement may be executed in counterparts, which together will constitute one and the same original.

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IN WITNESS WHEREOF, the parties have caused this Award Agreement to be duly executed and effective as of the Grant Date.

DYNASTY FINANCIAL PARTNERS, INC.

By:
Name:
Title:

[NAME OF GRANTEE]